Exhibit 10.6





                        SUMMARY OF DIRECTOR COMPENSATION

The non-employee directors of the Company receive the following compensation:

o annual director fee of $20,000 per year;

o $2,000 for each board meeting attended in person and $500 for each telephonic board meeting; and

o a grant of an option for 50,000 shares of common stock (on a post-reverse stock split basis). Options for 10,000 shares are immediately vested and the options for the remaining 40,000 shares vest 10,000 per year over the next four years; provided that the director is still serving on the board of directors at the time of the vesting of the stock options.